Location/Identification

MINFILE Number: 082FNW068

National Mineral Inventory Number: 082F14 Ag20

Name(s): NOONDAY (L.1334)
CURLEY (L.1335), NOONDAY-CURLEY, HAZARD

Status: Past Producer
Mining Method Underground
Regions: British Columbia
BCGS Map: 082F094
NTS Map: 082F14W
Latitude: 49 55 47 N
Longitude: 117 21 05 W
Elevation: 860 metres
Location Accuracy: Within 500M
Comments: Location of adits and dumps.

Mining Division: Slocan
Electoral District: Nelson-Creston
Forest District: Arrow Boundary Forest District

UTM Zone: 11 (NAD 83)
Northing: 5530876
Easting: 474780

Mineral Occurrence

Commodities: Silver, Lead, Zinc, Copper, Gold, Cadmium

Minerals
Significant: Galena, Sphalerite, Tetrahedrite
Associated: Quartz
Mineralization Age: Unknown

Deposit
Character: Vein, Shear
Classification: Epigenetic, Hydrothermal
Type: I05: Polymetallic veins Ag-Pb-Zn+/-Au
Strike/Dip: 292/
Comments: The lode dipped low to the northeast and is faulted towards the face of the upper two adits.

Host Rock

Dominant Host Rock: Sedimentary

Stratigraphic Age	Group	Formation	Igneous/Metamorphic/Other
Upper Triassic	Slocan	Undefined Formation	-----
Middle Jurassic	-----	-----	Nelson Intrusions

Isotopic Age	Dating Method	Material Dated
---	---	---
169 +/- 3 Ma	Zircon	Zircon

Lithology: Argillite, Quartzitic/Quartzose Siltstone, Argillaceous Quartzite, Greywacke, Pebble Sandstone, K-Feldspar Porphyritic Granite

Comments: Zircon age date (Carr et al., 1987).

Geological Setting

Tectonic Belt: Omineca
Terrane: Quesnel

Physiographic Area: Selkirk Mountains

Metamorphic Type: Regional
Grade: Greenschist

Inventory

No inventory data

Summary Production

			Metric		Imperial	
		Mined:	577	tonnes	636	tons
		Milled:	0	tonnes	0	tons
Recovery	Silver		1,531,885	grams	49,251	ounces
	Gold		93	grams	3	ounces
	Lead		105,159	kilograms	231,836	pounds
	Zinc		13,861	kilograms	30,558	pounds
	Cadmium		240	kilograms	529	pounds

Capsule Geology

The Noonday-Curley occurrence is situated west of Hasty (Gold) Creek, about 1.5 kilometres from Slocan Lake at 860 metres elevation, 4 kilometres south-southeast of Silverton. The claims are adjoined on the west by the Galena Farm property (082FNW067), and on the east by the Hazard claim which, along with the New Park, Pembroke, and other claims extend single file eastward for about 1.6 kilometres to join the west end of the Hewitt property (082FNW065).

The Noonday (Lot 1334) and Curley (Lot 1335) claims were located in about 1896 and were Crown-granted to E. McNicholl & Associates in 1897. The owners worked the property until about 1901, after which lessees operated for a short period. Work on the property ceased in about 1902. Four adits were driven; the upper two, each between 91 and 122 metres long, were driven on the lode. By 1904 ownership of the claims had passed to R. Wilson-Smith and the Bank of Montreal.

Some 35 claims in the Galena Farm, Noonday, Hazard, and Hewitt groups were optioned in 1928 by interests who, in April 1929, formed Galena Farm Consolidated Mines, Limited. Exploration and development work by the company was suspended. In 1930 due to low metal prices, and the option on the Noonday group was subsequently dropped. No exploration or development work was reported by the company on the Noonday group.

No further activity was reported on the Noonday and Curley claims until 1950. At this time the claims, still owned by R. Wilson-Smith and the Bank of Montreal, were leased to A. Erickson who subleased the property to G.W. Lyon, A. Lyon, and H. Cleaver, of Silverton. During the year about 45 tons of backfill was drawn from an old stope near the portal of the upper adit. The property was idle again until 1954 when lessees did some underhand mining about 61 metres from the portal of the main adit. Further work was done by lessees in 1956 and a small amount of high grade ore was shipped. In 1958 an outcrop of ore was exposed by hydraulicking in the bed of Hasty Creek immediately below the lowest portal of the Noonday workings; lessees shipped 80 tons of ore during the year.

Regionally, the area lies on the western margin of the Kootenay Arc, in allochthonous rocks of the Quesnel Terrane. In the vicinity of the occurrence, the Quesnel Terrane is dominated by the Upper Triassic Slocan Group, a thick sequence of deformed and metamorphosed shale, argillite, siltstone, quartzite and minor limestone. Rocks of the Slocan Group are tightly and disharmonically folded. Early minor folds are tight to isoclinal with moderate east plunging, southeast inclined axial planes and younger folds are open, southwest plunging with subhorizontal axial planes. The sedimentary sequence has been regionally metamorphosed to lower greenschist facies.

The Slocan Group has been intruded by the Middle Jurassic Nelson intrusions which comprise at least six texturally and compositionally distinct phases ranging from diorite to lamprophyre. The most dominant phase is a medium to coarse grained potassium feldspar porphyritic granite (Paper 1989-5).

The occurrence is hosted within a narrow belt of argillite, argillaceous quartzite, quartzitic siltstone, greywacke and pebble sandstone of the Slocan Group that has been rafted within the Nelson intrusions. In the vicinity of the occurrence the rocks of the Nelson intrusions comprise coarse grained potassium feldspar porphyritic granite.

The workings include four adits along Hasty Creek covering a vertical range of about 30 metres. The upper two adits are between 91 to 122 metres long each, and explore a lode striking 292 degrees and dipping at a low angle to the northeast. A shoot of considerable size was stoped out to surface in 1899. The shoot contained galena, sphalerite and tetrahedrite mineralization. Little other mineralization was discovered. The main gangue mineral is quartz. Towards the face of the upper two adits the lode has been faulted. The vein may correlate with the Noonday vein on the Galena Farm property to the west (082FNW067). To the east, the vein terminates against a fault zone.

The Noonday has produced 577 tonnes of ore intermittently from 1899 to 1980, with the bulk of production in the 1950s. From this ore, 1,531,885

grams silver, 93 grams gold, 240 kilograms cadmium, 105,159 kilograms lead and 13,861 kilograms zinc have been recovered. Most of the production came from a single stope developed above the upper adit in 1899. Most of the ore mined in the 1950's was sent directly to the Trail smelter.

Bibliography

EMPR AR 1896-69; 1897-570,573; 1899-598,688; 1904-177; 1918-171; 1926-257; 1929-313; 1938-A37; 1950-149; 1951-43; 1954-51,142; 1955-A49,64; 1956-A51,98; 1958-A46,48

EMPR BC METAL MM01334 (see 082FNW056); MM01335

EMPR BULL 29

EMPR FIELDWORK 1987, pp. 31-48,535-541; 1989, pp. 251-255; 1990, pp. 171-178

EMPR INDEX 3-207; 4-124

EMPR IR 1984-2, p. 102

EMPR MINING 1975-1980, Vol.1, pp. 33,74

EMPR OF 1988-11; 1990-18; 1992-1

EMPR P *1989-5

GSC MAP 273A; 1091A; 1667

GSC MEM 173, Map 272A; *184, p. 97; 308, p. 126

Date Coded:	1985/07/24	**Coded By:**	BC Geological Survey (BCGS)	**Field Check:**	N
Date Revised:	1996/02/27	**Revised By:**	Keith J. Mountjoy(KJM)	**Field Check:**	N